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                                  EXHIBIT 99.1

                            [PRESS RELEASE GRAPHIC]

FOR IMMEDIATE RELEASE:

Investor Relations
Sue Carruthers
510-505-2233
scarruthers@ciphergen.com


CIPHERGEN ANNOUNCES LITIGATION INTENTIONS

FREMONT, CA, OCTOBER 30, 2000 -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced that it is filing today an amended complaint in its lawsuit against Molecular Analytical Systems, Inc. (MAS) and LumiCyte, Inc. (LumiCyte). The amended complaint expands Ciphergen's claims against MAS and LumiCyte, and adds
T. William Hutchens as a defendant. Dr. Hutchens is President and CEO of both MAS and LumiCyte, and a former officer and director of Ciphergen.

The originally filed claims in the suit seek a declaration by the court of the scope of Ciphergen's rights under two technology transfer agreements between MAS and Ciphergen and an injunction to prevent MAS from terminating the Agreements. The expanded complaint further seeks, among other things, an injunction against MAS and LumiCyte from operating within Ciphergen's licensed fields and an injunction preventing the use of Ciphergen's trade secrets.

Ciphergen is amending its complaint after the close of a 60-day stay of litigation during which the parties worked with a mediator whose role was to attempt to facilitate a business settlement. Although Ciphergen remains open to a business settlement, in the absence of such a settlement Ciphergen intends to pursue this litigation vigorously.

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While litigation is unpredictable, we believe that in the end, the court will vindicate Ciphergen's position regarding its rights under the Agreements. For a more complete description of the main aspects in dispute in this matter, please refer to Ciphergen's Form S-1 as filed with the Securities and Exchange Commission on September 29, 2000.

Ciphergen develops, manufactures and markets the ProteinChip-Registered Trademark- System that enables protein discovery, characterization and assay development to provide researchers with a better understanding of biological functions at the protein level. The ProteinChip System is a novel, enabling tool in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring of disease progression and the therapeutic effects of drugs. Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease.

All statements herein that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding Ciphergen's "intentions," "expectations," "beliefs," "strategies," or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Ciphergen from those projected, including, but not limited to, uncertainties related to litigation and the uncertainties of patent protection. Ciphergen undertakes no obligation to update such forward-looking statements. These and other risk factors are discussed in greater detail in Ciphergen's most recent securities filings available on the Edgar website.

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